[logo]PHOENIX                 PHL VARIABLE INSURANCE COMPANY
                              A STOCK COMPANY
-------------------------------------------------------------------------------
         INSURED    [JOHN M. PHOENIX]          FACE AMOUNT AT ISSUE  [$243,169]
   POLICY NUMBER    [9730000]                       POLICY DATE  [July 1, 2006]
   DEATH BENEFIT    [Option B]                       ISSUE DATE  [July 1, 2006]
            PLAN    [Phoenix Express VUL]

The PHL Variable Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary in a lump sum upon the death of the Insured if such death occurs while the policy is in force, and to provide the other benefits, rights, and privileges of the policy. If the Company makes other plans of payment available other than a lump sum, then a Beneficiary may request written election of any such other plans in lieu of a lump sum. The Death Benefit will be payable on receipt at the Main Administrative Office of the Company of due proof of the Insured's death.

We are issuing the policy in consideration of the application and our receipt of the Minimum Initial Premium at our Main Administrative Office. The provisions of this and the following pages and any attachments make up your contract.

RIGHT TO RETURN THIS POLICY. THIS POLICY MAY BE RETURNED BEFORE THE LATER OF 10 DAYS AFTER THIS POLICY IS DELIVERED TO YOU, 10 DAYS AFTER A NOTICE OF RIGHT TO CANCEL IS DELIVERED TO YOU, OR 45 DAYS AFTER THE COMPLETED APPLICATION IS SIGNED FOR A REFUND OF THE POLICY VALUE LESS POLICY DEBT, IF ANY; PLUS ANY MONTHLY DEDUCTIONS, WITHDRAWAL FEES AND OTHER CHARGES MADE UNDER THIS POLICY. THE POLICY VALUE AND POLICY DEBT WILL DETERMINED AS OF THE NEAREST BUSINESS DAY ON OR FOLLOWING THE DATE WE RECEIVE THE RETURNED POLICY AT OUR MAIN ADMINISTRATIVE OFFICE. THIS POLICY WILL BE VOID FROM ITS BEGINNING. YOU MAY RETURN THE POLICY BY DELIVERING OR MAILING IT TO US AT THE ADDRESS BELOW OR BY RETURNING IT TO THE AGENT OR AGENCY OFFICE THROUGH WHICH IT WAS DELIVERED.

                           MAIN ADMINISTRATIVE OFFICE

                         PHL Variable Insurance Company
                   [Variable and Universal Life Administration
                                  P.O. Box 8027
                              Boston, MA 02266-8027
                            Telephone (800) 541-0171]

Signed for PHL Variable Insurance Company at [One American Row, Hartford, Connecticut 06103-2899].

                /s/ Philip K. Polkinghorn          /s/ John H. Beers
                    [ President ]                     [ Secretary ]


                           READ YOUR POLICY CAREFULLY
   IT IS A LEGAL CONTRACT BETWEEN THE OWNER AND PHL VARIABLE INSURANCE COMPANY

                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                           FIXED AND FLEXIBLE PREMIUMS
                    DEATH BENEFIT PAYABLE AT DEATH OF INSURED
                  NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS
     BENEFITS, PREMIUMS, AND THE RISK CLASSIFICATION ARE SHOWN IN SECTION 1

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT, LONG-TERM GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT AND DURATION. SEE SECTION 6 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

FORM OF POLICY 06PEXVUL

                                TABLE OF CONTENTS

     SECTION    PROVISION

           1.  Schedule Pages

           2.  Table of Rates

           3.  Definitions

           4.  Qualification as Life Insurance

           5.  Face Amount

           6.  Death Proceeds

           7.  Death Benefit On or After Age 100 Anniversary

           8.  Separate Account and Subaccounts

           9.  Guaranteed Interest Account and
               Long-Term Guaranteed Interest Account

          10.  Policy Value

          11.  Premiums

          12.  Grace Period

          13.  Policy Termination

          14.  Reinstatement

          15.  Allocations and Transfers

          16.  Loans and Overloan Protection

          17.  Surrenders and Withdrawals

          18.  Guaranteed Minimum Withdrawal Benefit Feature

          19.  Basis of Computations

          20.  Owner(s) and Beneficiary(ies)

          21.  Assignment

          22.  Misstatements

          23.  Suicide Exclusion

          24.  Incontestability

          25.  The Entire Contract

          26.  Annual Statement

          27.  Claims of Creditors

          28.  Right to Defer Payment of Benefits

-------------------------------------------------------------------------------
                            SECTION 1: SCHEDULE PAGES
-------------------------------------------------------------------------------

POLICY NUMBER:          [9730000]

                          INSURED:   [John M. Phoenix]
                AGE AT POLICY DATE   [35]
                               SEX   [Male]
               RISK CLASSIFICATION   [Non-tobacco]

                OWNER, BENEFICIARY   As designated in the application
                                     or subsequently changed
                       POLICY DATE   [July 1, 2006]
                        ISSUE DATE   [July 1, 2006]
              DEATH BENEFIT OPTION   [Option B]
 LIFE INSURANCE QUALIFICATION TEST   [Guideline Premium Test]
                       FACE AMOUNT   $ [243,169]


                                         PREMIUMS
                                         --------
                      PREMIUM MODE   [Quarterly]
           MINIMUM INITIAL PREMIUM   $ [2,500.00]
           REQUIRED ANNUAL PREMIUM   $ [10,000.00]
    REQUIRED ANNUAL PREMIUM PERIOD   [4 Policy Years]
                 PREMIUM DUE DATES   [1st day of each quarter]
                                     The amount and timing of premium payments
                                     following the Required Annual Premium
                                     Period are flexible.
          GUIDELINE SINGLE PREMIUM   $ [100,000.00]
           GUIDELINE LEVEL PREMIUM   $ [10,000.00]
               TOTAL PREMIUM LIMIT   $ [10,000.00] multiplied by the lesser of
                                     7 and the number of policy elapsed years
                                     (or fraction thereof) as adjusted to
                                     reflect any changes in benefits after
                                     issue.


NOTICE: This policy provides life insurance coverage for the lifetime of the Insured life if sufficient premiums are paid. Premium payments in addition to the Required Annual Premium shown may need to be made to keep this policy and coverage in force. Coverage may expire if sufficient premiums are not paid. Keeping the policy and coverage in force will be affected by factors such as: changes in the current cost of insurance rates; the amount, timing and frequency of premium payments; the interest rate being credited to the GIA and LT-GIA; the investment experience of the Subaccounts; changes to the Death Benefit Option; changes in the Face Amount; loan activity; withdrawals, and deductions for any applicable Supplementary Benefit riders that are attached to, and made a part of, this policy. Also refer to the Grace Period and Policy Termination provisions in Sections 11 and 12 and the Overloan Protection and Overdrawn Protection provisions in Sections 15 and 17.

-------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
-------------------------------------------------------------------------------

POLICY NUMBER:          [9730000]


                        OTHER BENEFITS AND SPECIFICATIONS
                        ---------------------------------

                     GMWB FEATURE   [Elected. Benefits described in Section 17.]

  [      ASSET ALLOCATION PROGRAM   [Phoenix - S & P Moderate]
              GMWB WAITING PERIOD   [July 1, 2006 - July 1, 2026]
              GMWB FEE PERCENTAGE   [0.70%]
              GMWB STEP-UP PERIOD   [5 Policy Years]

            GMWB WITHDRAWAL LIMIT
                     PERCENTAGE A   [3.00%]

            GMWB WITHDRAWAL LIMIT
                     PERCENTAGE B   [4.00%]

            GMWB WITHDRAWAL LIMIT
                     PERCENTAGE C   [5.00%]
            GMWB WITHDRAWAL LIMIT
                 PERCENTAGE C AGE   [65]

             OVERDRAWN PERCENTAGE   [10%]    ]


                                   [ RIDERS ]
                                     ------

          [SEE RIDER INFORMATION FOR FURTHER DETAILS REGARDING RIDERS]

                             [Rider 1 Type of rider]
                             [Rider 2 Type of rider]

-------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
-------------------------------------------------------------------------------

POLICY NUMBER:          [9730000]


                                 POLICY CHARGES
                                 --------------

DEDUCTIONS FROM PREMIUM PAYMENTS
--------------------------------

                   PREMIUM EXPENSE
                            CHARGE   [5%] of each premium paid


MONTHLY DEDUCTIONS                   (the following charges are deducted monthly
------------------                   from the Policy Value on each Monthly
                                     Calculation Date)

             ADMINISTRATIVE CHARGE   [$80.00] in Policy Years 1 - 10
                                     0 in Policy Year 11 and thereafter

                 COST OF INSURANCE   Determined in accordance with Section 9.
                            CHARGE   Maximum  monthly rates per $1,000 of Net
                                     Amount at Risk are shown in Section 2.

              [GMWB FEE PERCENTAGE   0.70%]

                    [RIDER CHARGES   As hereinafter described in this Section 1
                                     under Rider Information]

OTHER DEDUCTIONS
----------------

           MAXIMUM DAILY MORTALITY   [0.0000247 (Based on an annual rate
           AND EXPENSE RISK CHARGE   of 0.90%)]

              OVERLOAN TRANSACTION   [3.5%] of the Policy Value, deducted when
                            CHARGE   the Overloan  Protection feature is
                                     exercised, as described in Section 15.

                  SURRENDER CHARGE   [$3,500 in years 1 - 7
                                     0 in year 8 and thereafter]


           SURRENDER CHARGE PERIOD   [7 Policy Years]

                   TRANSFER CHARGE   [$0] Currently, there is no charge
                                     for transfers. However, we reserve the
                                     right to impose a Transfer Charge after the first twelve transfers made in each Policy
                                     Year, upon prior written notice to the
                                     owner. Any Transfer Charge will be
                                     administered in a non-discriminatory
                                     manner. In no event, however, will such
                                     Transfer Charge exceed $20.00 per
                                     transaction.

                    WITHDRAWAL FEE   [$0] Currently, there is no Withdrawal
                                     Fee. However, we reserve the right to
                                     impose a Withdrawal Fee upon prior written notice to the owner. Any Withdrawal Fee will be administered in a non-discriminatory manner. In no event, however, will such Withdrawal Fee exceed
                                     $20.00 per transaction.

-------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
-------------------------------------------------------------------------------

POLICY NUMBER:          [9730000]


                               PREMIUM ALLOCATION
                               ------------------

                      [Phoenix - S & P Moderate      100%]




                              [RIDER INFORMATION]
                               -----------------

       [RIDER       RIDER ISSUE        BENEFIT        RIDER
    DESCRIPTION        DATE             AMOUNT     EXPIRY DATE   RIDER CHARGE]
    -----------        -----            ------     -----------   ------------
         [


                                                                         ]





[Rider Charges for subsequent Policy Months are in accordance with those guarantees specified in the rider.]

-------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
-------------------------------------------------------------------------------

POLICY NUMBER:          [9730000]


                                 TABLE OF VALUES
                                 ---------------

            REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS
                        AND VALUES SHOWN IN THIS TABLE.

         Minimum Face Amount                 [$25,000]

         Minimum Face Amount Decrease        [$25,000]

         Guaranteed Minimum Interest Rate    [3%]

         Loan Interest Credited Rate         [3%]

         Loan Interest Rate                  [5% in the first 10 Policy Years
                                             4% in Policy Years 11 through 15
                                             3% after Policy Year 15]

         Minimum Withdrawal Amount           [$500]

         Minimum Loan Amount                 [$500]

-------------------------------------------------------------------------------
                            SECTION 2: TABLE OF RATES
-------------------------------------------------------------------------------

POLICY NUMBER:          [9730000]


            MINIMUM DEATH BENEFIT PERCENTAGES & MAXIMUM MONTHLY COST
                            OF INSURANCE RATE TABLE
                            -----------------------

                                        MAXIMUM MONTHLY RATES                                               MAXIMUM MONTHLY RATES
    ATTAINED        MINIMUM DEATH         PER 1,000 OF NET           ATTAINED         MINIMUM DEATH       PER 1,000 OF NET AMOUNT
      AGE         BENEFIT PERCENTAGE       AMOUNT AT RISK               AGE         BENEFIT PERCENTAGE            AT RISK
  ------------    ------------------       --------------           ------------    ------------------            -------
      [18                250%                  0.1896                    60                130%                    1.7500
      19                 250%                  0.1958                    61                128%                    1.9125
      20                 250%                  0.1979                    62                126%                    2.0958
      21                 250%                  0.1979                    63                124%                    2.3010
      22                 250%                  0.1958                    64                122%                    2.5281
      23                 250%                  0.1917                    65                120%                    2.7729
      24                 250%                  0.1875                    66                119%                    3.0344
      25                 250%                  0.1823                    67                118%                    3.3115
      26                 250%                  0.1792                    68                117%                    3.6094
      27                 250%                  0.1781                    69                116%                    3.9385
      28                 250%                  0.1771                    70                115%                    4.3094
      29                 250%                  0.1792                    71                113%                    4.7323
      30                 250%                  0.1823                    72                111%                    5.2167
      31                 250%                  0.1875                    73                109%                    5.7646
      32                 250%                  0.1948                    74                107%                    6.3646
      33                 250%                  0.2031                    75                105%                    7.0052
      34                 250%                  0.2135                    76                105%                    7.6771
      35                 250%                  0.2260                    77                105%                    8.3719
      36                 250%                  0.2417                    78                105%                    9.0958
      37                 250%                  0.2594                    79                105%                    9.8708
      38                 250%                  0.2792                    80                105%                   10.7229
      39                 250%                  0.3021                    81                105%                   11.6760
      40                 250%                  0.3281                    82                105%                   12.7510
      41                 243%                  0.3563                    83                105%                   13.9417
      42                 236%                  0.3865                    84                105%                   15.2208
      43                 229%                  0.4198                    85                105%                   16.5604
      44                 222%                  0.4552                    86                105%                   17.9385
      45                 215%                  0.4927                    87                105%                   19.3469
      46                 209%                  0.5333                    88                105%                   20.7844
      47                 203%                  0.5760                    89                105%                   22.2594
      48                 197%                  0.6219                    90                105%                   23.7948
      49                 191%                  0.6729                    91                104%                   25.4281
      50                 185%                  0.7292                    92                103%                   27.2323
      51                 178%                  0.7948                    93                102%                   29.3885
      52                 171%                  0.8677                    94                101%                   32.2885
      53                 164%                  0.9510                    95                100%                   36.6521
      54                 157%                  1.0427                    96                100%                   43.8531
      55                 150%                  1.1417                    97                100%                   56.3542
      56                 146%                  1.2469                    98                100%                   77.6198
      57                 142%                  1.3583                    99                100%                   83.3333
      58                 138%                  1.4771                   100+               100%                   83.3333]
      59                 134%                  1.6063

BASIS OF CALCULATIONS: 1980 Commissioners' Standard Ordinary Aggregate Table (Age Last Birthday) for the Insured's sex and Age

If this policy is issued on a unisex basis, we will use the 1980 Commissioners' Standard Ordinary Aggregate 80% Male Table (Age Last Birthday) for the Insured's Age

-------------------------------------------------------------------------------
                             SECTION 3: DEFINITIONS
-------------------------------------------------------------------------------

The term "AGE" means, on any given date, the age of the person in question at his or her last birthday.

The term "AGE 100 ANNIVERSARY" means the Policy Anniversary after the Insured's 100th birthday.

The term "ATTAINED AGE" on any date means the Age plus the number of whole years that have elapsed since the Policy Date.

The term "BUSINESS DAY" means any day that we are open for business and the New York Stock Exchange is open for trading. The net asset value of the underlying shares of a Subaccount will be determined at the end of each business day. We will deem each business day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

The term "BUSINESS PERIOD" means the period in days from the end of one business day through the next business day.

The term "DUE PROOF OF DEATH" means a certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to us.

The term "FACE AMOUNT" means the initial Face Amount that you chose as shown in
Section 1 or as later changed in accordance with the terms of this policy.

The term "IN FORCE" means the policy has not terminated or otherwise lapsed in accordance with the Grace Period provision.

The terms "IN WRITING," "WRITTEN NOTICE," and "WRITTEN REQUEST" mean a written form signed by you, satisfactory to us and received at our Home Office or Main Administrative Office or such other medium electronic or otherwise that we may from time to time make available.

The term "ISSUE DATE" means the date from which the Suicide Exclusion and Incontestability provisions are applied.

The term "MINIMUM INITIAL PREMIUM" means the minimum premium needed to put the policy in force and is shown in Section 1.

The term "MONTHLY CALCULATION DATE" means the date on which monthly deductions are assessed from the Policy Value. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same days of each month thereafter or, if such day does not fall within a given month, the last day of that month will be used.

The term "NET POLICY VALUE" equals the Policy Value less the Policy Debt.

The term "NET SURRENDER VALUE" equals the Surrender Value less the Policy Debt.

The term "NOTICE" means that whenever we are required to give notice to you, it shall be deemed given if we mail it to you and, unless otherwise specified, to the assignee of record, if any, in a postage-paid envelope mailed by first class mail to the last known address of record from our Main Administrative Office. If we mutually agree, notice may also be provided by an electronic medium.

The term "PAYMENT DATE" means the business day on which a premium payment or loan repayment is received at Main Administrative Office, unless it is received after the close of the New York Stock Exchange in which case it will be the next business day.

The term "POLICY ANNIVERSARY" means the same day and month of each year as the Policy Date. If the day does not exist in a month, the last day of the month will be used.

The term "POLICY DATE" means the date shown in Section 1. Policy Charges are calculated from the Policy Date. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

The term "POLICY DEBT" means unpaid loans with accrued interest.

The term "POLICY MONTH" means the period from one Monthly Calculation Date up to, but not including, the next Monthly Calculation Date.

The term "POLICY VALUE" is the sum of the values in each Subaccount and the Guaranteed Interest Accounts.

The term "POLICY YEAR" means, with respect to the first Policy Year, the one-year period beginning on the Policy Date up to, but not including, the first Policy Anniversary. Each subsequent Policy Year is the one-year period beginning on a Policy Anniversary up to, but not including, the next Policy Anniversary.

The term "REQUIRED ANNUAL PREMIUM" means the premium that is required to be paid during the Required Annual Premium Period to keep the policy in force.

The term "SUBACCOUNT" refers to one of the subaccounts of the Separate Account to which non-loaned assets under this policy may be allocated.

The term "SURRENDER CHARGE PERIOD" is the period beginning on the Policy Date during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, request a decrease in Face Amount, make a withdrawal that reduces the Face Amount, or if the policy terminates due to default. The Surrender Charge Period is shown in Section 1.

The term "SURRENDER VALUE" means the Policy Value less any applicable Surrender Charges.

The term "UNIT" means a standard of measurement used to determine the share of this policy in the value of each Subaccount of the Separate Account.

The terms "WE," "US," and "OUR" refer only to the Company.

The terms "YOU" and "YOUR" refer only to the owner of this policy as defined in
Section 20.

-------------------------------------------------------------------------------
                   SECTION 4: QUALIFICATION AS LIFE INSURANCE
-------------------------------------------------------------------------------

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of the policy to the contrary. We reserve the right to make any reasonable adjustments to the terms or conditions of this policy, including distributions from the policy to the extent we deem it necessary, if it becomes necessary to maintain qualification as life insurance. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority. To ensure that the policy qualifies as life insurance, the following test must apply to the policy. We reserve the right to refuse any premium payments that would cause the policy to fail the test.

GUIDELINE PREMIUM LIMIT

Under the Guideline Premium Limit test, the sum of the premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:

   o  The Guideline Single Premium (as determined for your policy); or
   o  The sum of the annual Guideline Level Premium to the date of the payment.

The Guideline Single Premium and the Guideline Level Premium are shown in
Section 1. If at any time the premiums received under the policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with interest thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any interest) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. The amount to be taken from the Subaccounts, the Long-Term Guaranteed Interest Account and the Guaranteed Interest Account will be allocated in the same manner as provided for monthly deductions unless you request another allocation in writing. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

-------------------------------------------------------------------------------
                             SECTION 5: FACE AMOUNT
-------------------------------------------------------------------------------

The initial Face Amount is chosen by you at issue and is shown in Section 1. The initial Face Amount, as shown in the Schedule Pages, may be changed by you after the first Policy Year or as modified according to the terms of this policy.

REDUCTION OF FACE AMOUNT
You may request a reduction in Face Amount at any time after the first Policy Year provided this policy is in force and subject to the Minimum Face Amount Decrease and the Minimum Face Amount. Any reduction in the Face Amount will be effective on the next Monthly Calculation Date after our approval. A decrease in the Face Amount will result in a reduction in the Total Premium Limit, as shown in Section 1. Upon a reduction in Face Amount, a pro-rata Surrender Charge will be deducted from the Policy Value based on the Policy Year and amount of the reduction. During a Policy Year, such pro-rata Surrender Charge will equal (a) multiplied by (b), where:

          (a) = the applicable Surrender Charge shown in the Schedule Pages of the policy, less any pro-rate Surrender Charges deducted during such Policy Year, and
          (b) (i) divided by (ii), where:
                   (i)  = the Face Amount decrease, and
                   (ii) = the Face Amount before the decrease.

-------------------------------------------------------------------------------
                            SECTION 6: DEATH PROCEEDS
-------------------------------------------------------------------------------

If the Insured dies while the policy is in force, we will pay the Death Proceeds, as described below, upon receipt of due proof of death of the Insured, subject to any applicable provisions of the policy.

If the Insured dies on or after the date we receive a request from you to surrender the policy, no Death Proceeds will be paid. We will pay the amount payable under the Surrenders and Withdrawals provision instead.

The Death Proceeds at the death of the Insured are equal to:

   (a) the Death Benefit, as described below, in effect on the Insured's date of death; plus
   (b) any insurance then in effect on the life of the Insured that is provided by any additional benefit riders; less
   (c)  any Policy Debt then existing on this policy; less
   (d) any monthly deductions up to and including the Policy Month of death not already made; plus
   (e) any premiums received by us after the last Monthly Calculation Date just prior to the date of death which have not been applied to this policy.

If the Insured dies during the Grace Period, the Death Proceeds payable will be reduced by any outstanding Policy Charges due.

We will pay interest on any Death Proceeds paid in one sum in the event of the Insured's death from the date of death to the date of payment as required by applicable state law.

DEATH BENEFIT

The Death Benefit under this policy will be determined under either Option A or Option B, whichever is then in effect.

Option A: The Face Amount on the date of death of the Insured or, if greater, the Minimum Death Benefit as described below.

Option B: The Face Amount plus the Policy Value on the date of death of the Insured or, if greater, the Minimum Death Benefit as described below.

If withdrawals are made, the Death Benefit will be reduced by reducing the Face Amount if Option A is in effect, or the Policy Value if Option B is in effect.

MINIMUM DEATH BENEFIT

The Minimum Death Benefit is equal to the Policy Value on the date of death multiplied by the applicable Minimum Death Benefit Percentage for the Attained Age of the Insured. The Minimum Death Benefit Percentages are shown in Section
2. To the extent that the Net Amount at Risk, as described in Section 9, associated with the Minimum Death Benefit that results from this calculation exceeds our guidelines and limitations that may be in effect, we reserve the right to:

   (a) distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed our guidelines and limitations in effect; or

   (b) require evidence of insurability satisfactory to us if we should decide to accept the additional Net Amount at Risk.

CHANGE IN DEATH BENEFIT OPTION

This policy will be issued with Death Benefit Option B. While this policy is in force and prior to the Age 100 Anniversary and subsequent to the Required Annual Premium Period, you may request in writing to change the Death Benefit Option, subject to the Minimum Face Amount shown in Section 1. If, however, you have exercised the Overloan Protection feature as described in Section 15, or the Overdrawn Protection feature as described in Section 17 is in effect, the Death Benefit will be changed to Death Benefit Option A if it is not already in effect and no further changes to Death Benefit Options will be allowed. Any change in Death Benefit Options will be effective on the next Monthly Calculation Date. Any change will be subject to the following:

   o Change from Option A to Option B: the Face Amount will be reduced by the Policy Value.

   o Change from Option B to Option A: the Face Amount will be increased by the Policy Value.

We will not require evidence of insurability for a change in Death Benefit Options. You are limited to one change in Death Benefit Option per Policy Year.

Any change in Face Amount as a result of a Death Benefit Option change will not change the surrender charges for this policy.

-------------------------------------------------------------------------------
            SECTION 7: DEATH BENEFIT ON OR AFTER AGE 100 ANNIVERSARY
-------------------------------------------------------------------------------

Coverage under this policy on or after the Age 100 Anniversary is subject to the conditions specified below.

DEATH BENEFIT

On and after the Policy Anniversary following the date that the Insured has attained the Age of 100, the Death Benefit will equal the Policy Value.

Death Benefit Option B will no longer be available on and after the Policy Anniversary following the date that the Insured has attained the Age of 100. If Death Benefit Option B is in effect at the Insured's Age 100, the Death Benefit will be converted to Death Benefit Option A on the following Policy Anniversary.

PREMIUMS AND MONTHLY DEDUCTIONS

We will cease to take Monthly Deductions specified in Section 1, and we will not accept any further premium payments.

POLICY DEBT AND DEFAULT

The Loans provision and the Surrenders and Withdrawals provision will still be in effect. The policy will go into default at any time the Policy Debt exceeds the Policy Value. Loan interest will continue to be charged if there is an outstanding loan on the Age 100 Anniversary

UNDER FEDERAL TAX LAW, THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED'S AGE 100. IT MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES AND A TAX ADVISOR SHOULD BE CONSULTED BEFORE THE POLICYHOLDER CHOOSES TO CONTINUE THIS POLICY AFTER THE INSURED'S AGE 100.

-------------------------------------------------------------------------------
                   SECTION 8: SEPARATE ACCOUNT AND SUBACCOUNTS
-------------------------------------------------------------------------------

Assets under this policy may be allocated either to the Subaccounts of the Separate Account, the Long-Term Guaranteed Interest Account or the Guaranteed Interest Account. If you have elected the Guaranteed Minimum Withdrawal Benefit Feature, as described in Section 17, your allocations may be restricted.

SEPARATE ACCOUNT AND SUBACCOUNTS

The PHL Variable Insurance Company's Variable Universal Life Separate Account (VUL Account) is a Separate Account established by our Company under Connecticut Law and is registered as a unit investment trust under the Investment Company Act of 1940. The VUL Account contains various Subaccounts that have different investment objectives.

All income, gains and losses, realized and unrealized, of the VUL Account are credited to or charged against the amounts placed in the VUL Account without reference to other income, gains and losses of our General Account. The assets of the VUL Account are owned solely by us and we are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that we may conduct.

We use the assets of the VUL Account to buy shares of the underlying fund(s) of this contract according to your most recent allocation instruction on file with us. The underlying fund(s) are registered under the Investment Company Act of 1940 as open-end, management investment companies. Assets of each Subaccount are invested in shares of the corresponding underlying fund Series.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS

We have the right, subject to compliance with applicable law, to add, delete or substitute Subaccounts of the Separate Account, combine the Separate Account into another Separate Account, transform the Separate Account into a mutual fund and/or deregister the Separate Account under the Investment Company Act of 1940. We also reserve the right to eliminate the shares of any underlying fund(s) if they are no longer available for investment, or if we believe investing in any underlying fund(s) is no longer appropriate for the purposes of the Separate Account.

SHARE OF SEPARATE ACCOUNT SUBACCOUNT VALUES

The share of this policy in the value of each Subaccount of the Separate Account on a business day is the Unit Value of that Subaccount on that date multiplied by the number of this policy's Units in that Subaccount after all transactions for the business period ending on that day have been processed. For any day which does not fall on a business day, the share of this policy in the value of each Subaccount of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the Unit Values on the next business day.

UNITS

The number of Units credited to each Subaccount of the Separate Account will be determined by dividing the net premium payment applied to that Subaccount by the Unit Value of that Subaccount on the business day that the net premium payment is received at our Main Administrative Office.

UNIT VALUE

The Unit Value of each Subaccount of the Separate Account was set up by us on the first business day of each such Subaccount. The Unit Value of a Subaccount of the Separate Account on any other business day is determined by multiplying the Unit Value of that Subaccount on the just prior business day by the Net Investment Factor for that Subaccount for the then current business period. The Unit Value of each Subaccount of the Separate Account on a day other than a business day is the Unit Value on the next business day. Unit Values are carried to 6 decimal places. The Unit Value of each Subaccount of the Separate Account on a business day is determined at the end of that day.

NET INVESTMENT FACTOR

The Net Investment Factor for each Subaccount of the Separate Account is determined by the investment performance of the assets held by the Subaccount during the business period.

The Net Investment Factor is equal to the result of item (d) below subtracted from the result of dividing the sum of items (a) and (b) by item (c) as defined below.

   (a) The value of the assets in the Subaccount on the current business day, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current business period.

   (b) The amount of any dividend (or, if applicable, any capital gain distribution) received by the Subaccount if the "ex-dividend" date for shares of the Fund occurs during the current Valuation Period.

   (c) The value of the assets in the Subaccount as of the just prior business day, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the business period ending on that date.

   (d) The sum of the following daily charges as shown in Section 1, multiplied by the number of days in the current business period:
        1.   the mortality and expense risk charge; and
        2. the charge, if any, for taxes and reserves for taxes on investment income, and realized and unrealized capital gains.


--------------------------------------------------------------------------------
                   SECTION 9: GUARANTEED INTEREST ACCOUNT AND
                     LONG-TERM GUARANTEED INTEREST ACCOUNT
-------------------------------------------------------------------------------

GUARANTEED INTEREST ACCOUNT (GIA)

This policy also contains a Guaranteed Interest Account (GIA) to which premium payments may be allocated. The GIA is not part of the Separate Account. It is accounted for as part of our General Account. We reserve the right to limit cumulative premium payments and transfers to the non-loaned portion of the GIA during any one-week period to not more than $250,000.

For amounts held under the non-loaned portion of the GIA, we will credit interest daily at such rates as we shall determine but in no event will the effective annual rate of interest be less than the Guaranteed Minimum Interest Rate shown in Section 1. At least monthly, we will set the interest rate that will apply to any premium made to the GIA.

For amounts held under the loaned portion of the GIA, we will credit interest daily at an effective annual rate of interest equal to the Loan Interest Credited Rate shown in Section 1.

We reserve the right to add other Guaranteed Interest Accounts subject to the extent and in the manner permitted by applicable law. Also, when required by law, we will obtain approval from any regulatory authority.

LONG-TERM GUARANTEED INTEREST ACCOUNT (LT-GIA)

This policy also contains a Long Term Guaranteed Interest Account (LT-GIA) to which premium payments may be allocated. The LT-GIA is not part of the Separate Account. It is accounted for as part of our General Account. We reserve the right to limit the cumulative premium payments to the LT-GIA and the GIA during any one-week period to not more than $250,000. We reserve the right to limit transfers and cumulative premium payments to the LT-GIA to $1,000,000 over a 12-month period.

For amounts held under the LT-GIA, we will credit interest daily at such rates as we shall determine but in no event will the effective annual rate of interest be less than the Guaranteed Minimum Interest Rate shown in Section 1.

-------------------------------------------------------------------------------
                            SECTION 10: POLICY VALUE
-------------------------------------------------------------------------------

POLICY VALUE

The Policy Value is the sum of this policy's share in the value of each Subaccount of the Separate Account, the Guaranteed Interest Account, and the Long-Term Guaranteed Interest Account.

NET PREMIUMS ADDED

When we receive your premium payments at our Main Administrative Office, we deduct a Premium Expense Charge which will not exceed the amount shown in
Section 1 and add the balance remaining (the Net Premium) to your Policy Value. We will do this before we take any other deductions due on that business day.

For any premiums received prior to the date this policy takes effect, we will either allocate the money to the money market investment account or we will allocate the premiums in accordance with the allocation instructions on file with us. The method of premium allocation will be determined by the state where this policy is delivered. We will not deduct a Premium Expense Charge. The Premium Expense Charge will be deducted on the date the policy takes effect, and the balance remaining will be your Policy Value from which deductions will be taken and to which any subsequent Net Premiums will be added.

Investment allocation of the initial premium payment and any subsequent premium payments will be in accordance with the Allocations provision of Section 14.

While a loan exists, we will treat the amounts you pay as loan repayments unless you request in writing that they be treated as premium payments. Unless you instruct us to do otherwise, we will first deduct from such payments the amount of accrued interest on loans and the loan amount before applying any balance remaining as a premium payment.

MONTHLY DEDUCTIONS

A deduction is due and will be taken from the Policy Value as of the Policy Date and as of each applicable Monthly Calculation Date. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date which precedes the date on which we receive the initial premium, Monthly Deductions due for the period prior to receipt of the initial premium will be taken on the later of the date we receive the initial premium and the date our underwriters approve issuance of this policy.

You may request in the application for this policy that monthly deductions not be taken from certain specified Subaccounts, the LT-GIA or the GIA. Such a request may later be changed by notifying us in writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining Subaccounts, the LT-GIA or the GIA exclusive of the loaned portion of the Guaranteed Interest Account on a proportionate basis. In the event you do not have sufficient funds in an account to permit the full monthly deduction, the remainder will be taken on a proportionate basis from each of the other Subaccounts exclusive of the loaned portion of the GIA. The number of Units deducted from each Subaccount of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such Subaccount by the Unit Value of that Subaccount on the Monthly Calculation Date.

Monthly Deductions are due until the Age 100 Anniversary, at which time we will cease to take any further Monthly Deductions as described in Section 7.

The Monthly Deduction for any Policy Month that will be deducted from your Policy Value consists of charges (a) through (c) listed below, each of which will be deducted in the order as listed, where:

   (a)  is the Administrative Charge;
   (b) is the sum of the charges for riders which are part of the policy, if any,; and
   (c)  is the Cost of Insurance Charge, as described below.

COST OF INSURANCE CHARGE

The rates for the Cost of Insurance Charge as of the Policy Date are based on the sex, if applicable, Age, Risk Classification, Face Amount, Net Amount at Risk, and duration that the coverage has been in force for the Insured.

The Cost of Insurance Charge for a specific Policy Month is the charge for the Net Amount at Risk. The charge for the Net Amount at Risk is an amount equal to the per dollar cost of insurance rate for that month multiplied by the Net Amount at Risk, and such rates will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Monthly Rates at any Age are shown in Section 2 as a rate per $1,000 of Net Amount at Risk. To get the maximum rate per dollar, the rate shown must be divided by 1,000. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

The Cost of Insurance calculation will reflect any adjustment for the Minimum Death Benefit.

We review our Cost of Insurance rates periodically, and may re-determine Cost of Insurance rates at such time on a basis that does not discriminate unfairly within any class of Insureds. Any change in rates will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates.

MORTALITY AND EXPENSE RISK CHARGE

The Mortality and Expense Risk Charge will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Mortality and Expense Risk Charge is shown in Section 1.

We review the Mortality and Expense Risk Charge periodically, and we may re-determine the Mortality and Expense Risk Charge at such time on a basis that does not discriminate unfairly within any class of Insureds. Any change will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the charge.

NET AMOUNT AT RISK

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

   (a) is the Policy Value at the end of the immediately preceding business day less all charges due on the Monthly Calculation Date;
   (b)  is the Death Benefit on the Monthly Calculation Date; and
   (c) is the amount defined in (a) multiplied by the applicable Minimum Death Benefit Percentage shown in Section 2.

-------------------------------------------------------------------------------
                              SECTION 11: PREMIUMS
-------------------------------------------------------------------------------

The Minimum Initial Premium is shown in Section 1. No insurance under this policy will take effect until our underwriters approve issuance of this policy and the conditions specified in the application form have been satisfied, including our receipt of at least the Minimum Initial Premium.

Required Annual Premiums must be paid during the Required Annual Premium Period as shown in Section 1. Subsequent premiums after the Required Annual Premium Period can be paid at any time and in any amount subject to the limits described below.

We will process any premium payment subject to the limitations of the Guideline Premium Test unless one of the following exceptions applies:

   (i) we will process a payment received prior to the Policy Date as if received on the.
   (ii) we will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first business day after we have received such evidence and found it satisfactory to us.

Premium expense charges, as shown in Section 1, will be deducted from any premiums received by us. If the Minimum Initial Premium is received by us at our Main Administrative Office after the Policy Date, then it will also be reduced by the amount necessary to cover any past unpaid monthly deductions described below. In addition, payments received by us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period.

You may pay premiums until the Insured reaches Attained Age 100, at which time the Monthly Deductions cease and no further premiums may then be paid.

TOTAL PREMIUM LIMIT

The premiums, net of the premium expense charges, will be applied on the Payment Date to the various Subaccounts, the Long-Term Guaranteed Interest Account and the Guaranteed Interest Account based on the premium allocation schedule elected in the application for this policy or as later changed by you. You may change the allocation schedule for premium payments by written request.

The Total Premium Limit is shown in Section 1 and is applied to the sum of all premiums received by us for this policy to date, reduced by the sum of all withdrawal amounts paid by us to date. If the Total Premium Limit is exceeded, we will pay you the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the Policy Year in which the limit was exceeded. The Policy Value will be adjusted to reflect such refund. The amount to be taken from the Subaccounts, the Long-Term Guaranteed Interest Account and the Guaranteed Interest Account will be allocated in the same manner as provided for monthly deductions unless you request another allocation in writing.

The Total Premium Limit may be exceeded if additional premium is needed to prevent lapse under the Grace Period and Lapse provision. The Total Premium Limit may change due to:

   1. a withdrawal or a decrease in Face Amount;
   2. addition, cancellation or change of a rider;
   3. a change in Death Benefit Option
   4. a change in risk classification; or
   5. a change in federal tax laws or regulations.

If however, our receipt of any premium payment (or portion thereof) would cause the policy to not qualify as a "life insurance contract" under the federal income tax laws, we will not process such payment (or portion thereof). In addition in the case of certain other situations that could have tax implications, we will process the payment (or portion thereof) on the first business day after we have received satisfactory written instructions from you.

Subject to these limitations, you may pay additional premiums at any time after the Required Annual Premium Period and prior to the Age 100 Anniversary and while this policy is in force. Unless we agree otherwise, premium payments are subject to the Total Premium Limit described in Section 1. If, however, you have exercised Overloan Protection or Overdrawn Protection is in effect, no further premiums may be paid. All premiums are payable at our Main Administrative Office, except that the Minimum Initial Premium may be paid to an authorized agent of ours for forwarding to our Main Administrative Office. You may request a receipt signed by one of our executive officers.

We may limit the number and amount of premium payments in any Policy Year. The minimum premium payment that we will accept is $25, or if during the Grace Period, the amount needed to prevent lapse of this policy. We reserve the right to reduce or increase the limit.

CONTINUATION OF INSURANCE UPON DISCONTINUANCE OF PREMIUM PAYMENTS

If you discontinue paying premiums, we will continue taking the Monthly Deductions from your Policy Value. Your insurance coverage will continue subject to the Grace Period, and Policy Termination provisions in Sections 11 and 12.

-------------------------------------------------------------------------------
                            SECTION 12: GRACE PERIOD
-------------------------------------------------------------------------------

DURING THE REQUIRED ANNUAL PREMIUM PERIOD - If Required Annual Premiums are not paid, or if on any Monthly Calculation Date, the required monthly deduction exceeds the Policy Value less any outstanding Policy Debt, then this policy and any riders will go into default if, on any Monthly Calculation Date, the required Monthly Deductions exceed the Net Policy Value. A grace period of 61 days from the date the policy goes into default will be allowed for the payment of additional premiums. Such additional premium payments must be for the payment of an amount, less the premium expense charge, equal to the larger of three times the required monthly deduction plus any amount overdue, or the required premiums less the actual premiums paid.

AFTER THE REQUIRED ANNUAL PREMIUM PERIOD - This policy and any riders will go into default if, on any Monthly Calculation Date, the required Monthly Deductions exceed the Net Surrender Value. A grace period of 61 days from the date the policy goes into default will be allowed for the payment of additional premiums. Such additional premium payments must be of an amount, less the premium expense charge, equal to three times the required monthly deduction sufficient to increase the Net Surrender Value on that Monthly Calculation Date to cover three Monthly Deductions.

In addition, if the total Policy Debt is greater than the maximum loan value, a grace period of 61 day will be allowed for the payment of an amount necessary to reduce the total Policy Debt to an amount less than or equal to the maximum loan value.

Any premiums paid will be used, after assessment or premium expense charges, to pay for any unpaid monthly deductions.

At least 15 days and not more than 45 days prior to termination of coverage, we will send notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Main Administrative Office, we will also mail a copy of the notice of the amount due to the assignee on record. If the necessary additional premium payments have not been received by the end of the grace period, the policy will lapse. The date of lapse will be the Monthly Calculation Date on which the deduction was to be made. By lapse we mean that the policy is no longer in force and has no value except to the extent of any extended insurance provided by its net surrender value, if any, as described in the Extended Term Insurance section below.

EXTENDED TERM INSURANCE

If this policy lapses during the Required Annual Premium Period and has a positive Net Surrender Value on the date of lapse, coverage under this policy will continue as Extended Term Insurance. At that time, all values from the Separate Account and all values from the Long-Term Guaranteed Interest Account will be transferred to the non-loaned portion of the Guaranteed Interest Account. We then assess the full surrender charge against the policy, which will be taken from the non-loaned portion of the Guaranteed Interest Account.

If the policy is Death Benefit Option A, the face amount of the policy will be reduced by the amount of any outstanding Policy Debt in effect on the date of lapse.

The loaned portion of the Guaranteed Interest Account would then be set to zero, and there will no longer be any outstanding Policy Debt in effect under the policy. At the time the policy lapses to Extended Term Insurance, the Policy Value would be set equal to the Net Surrender Value as of the date of lapse.

Once the policy has lapsed to Extended Term Insurance, the Monthly Administration Charge will no longer apply, and no additional premium payments, transfers, withdrawals, risk classification changes, or changes in face amount may be made. In addition, policy loans will no longer be available. All additional benefit riders will terminate unless they provide otherwise.

While this policy is in force as Extended Term Insurance, monthly processing will proceed as described in Section 9, with the following difference: The cost of insurance charge rates will be those in effect for Extended Term Insurance, but in no event will such rates be higher than the maximum guaranteed cost of insurance rates shown in Section 2.

This policy will be continued as Extended Term Insurance until the first Monthly Calculation Date that the Policy Value is not sufficient to pay the monthly deduction. In such event, the policy will lapse and terminate without value as of such date.

-------------------------------------------------------------------------------
                         SECTION 13: POLICY TERMINATION
-------------------------------------------------------------------------------

   This policy will terminate automatically on the earliest of:

   (1)  the date the Insured dies;
   (2) the date the grace period expires without the payment of sufficient premium as provided in Section 11; or
   (3)  the date the policy is surrendered for its Net Surrender Value.

-------------------------------------------------------------------------------
                            SECTION 14: REINSTATEMENT
-------------------------------------------------------------------------------

If this policy terminates in accordance with the Grace Period provision, you may reinstate this policy while the Insured is alive within three years from the date the policy goes into default, as specified in Section 11. The policy cannot be reinstated if it has been surrendered for its Net Surrender Value or if Extended Term Insurance, if any, has expired. It also cannot be reinstated if the date of reinstatement is after the Required Annual Premium Period, as shown in Section 1. We will not approve a request for reinstatement until we receive at our Main Administrative Office all of the following:

   (1)  a written request for reinstatement;
   (2)  evidence of insurability satisfactory to us;
   (3) payment or reinstatement of any Policy Debt as of the date of termination, if applicable, with compound interest at the interest rate or rates which apply to policy loans between the date of default and the date of reinstatement; and
   (4) payment of all Required Annual Premiums in arrears, with interest at a rate of 6% compounded annually, or an amount, if greater, that would bring the policy out of default immediately prior to termination, plus three Monthly Deductions.

Requirements (2) through (4) must be satisfied within 60 days after the date we receive a written request for reinstatement.

If we approve your request,

   (1) the reinstatement date will be the date we receive the required payment at our Main Administrative Office;
   (2) any Surrender Charge will be reinstated to the amount it was at the date of default;
   (3) the remaining Policy Years of the Surrender Charge Period, if any, will be the same as on the date of default;
   (4) the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated; and
   (5) the Guaranteed Minimum Withdrawal Benefit Feature will be reinstated if it was in force on the date of default and all values associated with it will be set equal to the values on the date of default.

-------------------------------------------------------------------------------
                      SECTION 15: ALLOCATIONS AND TRANSFERS
-------------------------------------------------------------------------------

ALLOCATIONS

We process Net Premiums, and any premiums received prior to the date this policy takes effect, as described in Section 9. On the date this policy takes effect (or on the date such Net Premium is received, if later), we will reallocate the amount in the money market investment account attributable to any such Net Premium in accordance with the allocation instructions then in effect. We will allocate all other Net Premiums and credits to the GIA, LT-GIA and to any Subaccounts in accordance with the allocation instructions then in effect. Initial allocation instructions are elected in your application for this policy. You may elect to change your allocation instructions at any time. If you have elected the Guaranteed Minimum Withdrawal Benefit Feature, as described in
Section 17, any change in allocation instructions must be in accordance with any applicable Asset Allocation requirements that were in effect on the Policy Date. A change can be elected by written request. A change will be effective as of the end of the business day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers.

We reserve the right to impose a limit on the number and frequency of such changes and to set minimum and maximum percentages that may be allocated to any account.

TRANSFERS

In the same way as described above in the Allocations provision, instructions may be given to us at any time while the policy is in force to transfer portions of your Policy Value among one or more of the Subaccounts, the LT-GIA and the non-loaned portion of the GIA. Transfers are made by written request. You may make up to 12 transfers per Policy Year from the Subaccounts and only one transfer per Policy Year from the non-loaned portion of the GIA unless the Dollar Cost Averaging (DCA) Program or Asset Rebalancing Program is elected. Transfers are not allowed if you have exercised Overloan Protection or Overdrawn Protection is in effect. Except as otherwise provided under the DCA Program, the amount that may be transferred from the non-loaned portion of the GIA at any one time cannot exceed the higher of $1,000 or 25% of the value of the non-loaned portion of the GIA.

Under the DCA Program, funds may be transferred automatically among the Subaccounts on a monthly, quarterly, semi-annual or annual basis. Unless we agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semi-annually or $300 annually. You must have an initial value of $2,000 in the non-loaned portion of the GIA or the Subaccount from which funds will be transferred. Funds may be transferred from only one sending Subaccount or the non-loaned portion of the GIA, but may be allocated to multiple receiving Subaccounts, the LT-GIA or the non-loaned portion of the GIA. Under the DCA Program, you may transfer approximately equal amounts from the non-loaned portion of the GIA over a minimum 6-month period.

Under the Asset Rebalancing Program, funds are transferred automatically among the Subaccounts on a monthly, quarterly, semi-annual or annual basis to maintain the allocation percentage elected by written request. Transfers to or from the GIA are not permitted under the Asset Rebalancing Program.

Transfers made under the DCA Program or Asset Rebalancing Program will be processed on the next business day following your request for the month that applies. If the value in the sending Subaccount or non-loaned portion of the GIA is below the amount to be transferred, then the entire remaining balance will be transferred and the DCA or Asset Rebalancing Programs will be completed. You may terminate your participation in the DCA or Asset Rebalancing Programs at any time by sending a written request to us to start another DCA or Asset Rebalancing Program.

The transfer charge is shown in Section 1. Any such charge will be deducted from the Subaccounts, the LT-GIA or the GIA from which the amounts are to be transferred with each such Subaccount, the LT-GIA or non-loaned portion of the GIA bearing a pro-rata share of the transfer charge. The value of each Subaccount will be determined on the business day that coincides with the date of transfer.

The amount that may be transferred from the LT-GIA at any time cannot exceed the greater of $1,000, 10% of the value of the LT-GIA, and the amount transferred from the LT-GIA in the prior Policy Year. Only one transfer is permitted per Policy Year from the LT-GIA. We reserve the right to not permit transfers to or from the LT-GIA under the Asset Rebalancing Program. Transfers from the LT-GIA are not permitted under the DCA Program.

We reserve the right, in our sole and absolute discretion, to temporarily or permanently terminate transfer or exchange privileges or reject any specific order from anyone including the owner, market-timing organization, or individual, or other party authorized to give transfer or exchange orders whose transactions seem to follow a timing pattern including but not limited to those who request more than one transfer or exchange out of a Subaccount within a thirty-day period. We reserve the right to not accept batch transfer instructions from anyone acting under powers of attorney for multiple owners, unless we have entered into a third-party transfer service agreement. Such transfer limitations could be applied to transfers to or from some or all of the Accounts. These limitations, individually or in aggregate, may be applied in any manner reasonably designed to prevent any use of the transfer right is considered by us to be to the disadvantage of other owners. If we reject a transfer for any of these reasons, we will notify you of our decision in writing.

-------------------------------------------------------------------------------
                    SECTION 16: LOANS AND OVERLOAN PROTECTION
-------------------------------------------------------------------------------

While this policy is in force, and sufficient loan value is available, a loan may be obtained by written request. Each loan must be for at least the Minimum Loan Amount shown in Section 1. A loan may not be taken after you have exercised Overloan Protection or Overdrawn Protection is in effect. To obtain a loan, we may require a loan agreement from you, since the policy is the only security for the loan. We may defer loans as provided by law or as provided in Section 27. Loans may not be made if the policy is in the grace period as described in
Section 11.

MAXIMUM LOAN VALUE

The Maximum Loan Value on any date is equal to the Policy Value projected (with interest and monthly cost of insurance charges) to the next Policy Anniversary, discounted for interest at the loan interest rate, less any applicable surrender charge then in effect.

AVAILABLE LOAN VALUE

The available loan value on any date is an amount equal to the Maximum Loan Value less Policy Debt. In no event will the maximum loan value exceed the current Policy Value less any applicable surrender charge.

The amount of the loan will be added to the loaned portion of the GIA and subtracted from this policy's share of the Subaccounts, the LT-GIA and the GIA based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the GIA. Unless we agree otherwise, allocations to each Subaccount, the LT-GIA and GIA must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Subaccount, the LT-GIA and the GIA will be determined in the same manner as provided for monthly deductions.

LOAN INTEREST CHARGED

Loan interest will accrue on a daily basis from the date of the loan, and is payable in arrears.

Loans will bear interest at a rate not to exceed the Loan Interest Rate shown in
Section 1. Loan interest will be payable on each Policy Anniversary and on the date the loan is settled. In the event that you do not pay the loan interest charged in a Policy Year, such amount will be added to the Policy Debt on the Policy Anniversary.

LOAN REPAYMENT

You may repay the Policy Debt in whole or in part at any time prior to the death of the Insured and while the policy is in force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the GIA and will be transferred to the non-loaned portion of the GIA to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the LT-GIA or Subaccounts you request upon repayment and, if no allocation request is made, we will use your most recent premium allocation schedule on file with us. Any Policy Debt repayment received by us during a grace period as described in
Section 11 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the Policy Debt. Such balance will also be applied as described to reduce the loaned portion of the GIA.

Subject to any rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as loan repayments, unless you request in writing that they be treated as a premium payment.

Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided in Section 11 when this policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

OVERLOAN PROTECTION

If you have not elected the Guaranteed Minimum Withdrawal Benefit Feature, you have the option of exercising Overloan Protection, in writing, when all the following conditions exist on the Monthly Calculation Date:

   1. the Policy Debt exceeds the specified Face Amount;

   2. the Policy Debt is equal to 96% of the total Policy Value;

   3. the Insured is at least 65 years of Age;

   4. this policy has been in force for at least 15 Policy Years; and

   5. all premiums paid have been previously withdrawn.

If the loan balance is in excess of 96% of the Policy Value, the portion of the loan balance that exceeds 96% of the Policy Value must be repaid at the time that such Overloan Protection is exercised.

Overloan Protection will be effective on the Monthly Calculation Date following your written request. Once in effect, Overloan Protection will keep your policy in force and the following changes will automatically take effect:

   1. Any riders then in effect will terminate.

   2. The Death Benefit Option will be permanently set to Death Benefit Option
      A.

   3. The Face Amount then in effect will be reduced to 101% of the Policy
      Value.

   4. The Death Benefit will equal the greater of (a) and (b), where:

      (a) = the new Face Amount, and

      (b) = the applicable Minimum Death Benefit Percentage shown in Section 2, multiplied by the greater of (i) and (ii), where:

            (i) = the Policy Value, and

            (ii) = the Policy Debt.

   5. Any remaining Policy Value will be transferred to the Long-Term Guaranteed Interest Account and no further transfers will be allowed.

   6. No further premium payments will be accepted.

   7. No further withdrawals will be allowed.

   8. No further monthly deductions will be assessed.

   9. No additional loans or loan repayments will be allowed.

Any loan balance will reduce the Death Benefit payable. Loan interest will continue to accrue on this policy.

Once you have exercised Overloan Protection, a one-time Overloan Transaction Charge, as shown in Section 1, will be assessed. There is no additional charge for this benefit or for any of the automatic changes that occur pursuant to your election of this benefit.

-------------------------------------------------------------------------------
                     SECTION 17: SURRENDERS AND WITHDRAWALS
-------------------------------------------------------------------------------

SURRENDER OF THE POLICY

You may surrender this policy upon written request for its Net Surrender Value at any time prior to the death of the Insured. We will determine the Net Surrender Value as of the end of the business day on which we have received at our Main Administrative Office your written request for surrender of the policy. After we receive your written request to surrender the policy, no insurance will be in force. If you surrender the policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value. The Surrender Charge and Surrender Charge Period are shown in Section 1.

WITHDRAWALS

While the Insured is living, you may request a withdrawal of part of the Net Surrender Value, if available. A withdrawal will not be permitted after you have exercised Overloan Protection or Overdrawn Protection is in effect. Withdrawals are subject to the following conditions:

   (a) each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;

   (b) after the withdrawal, the remaining Net Surrender Value must be greater than zero;

   (c) a withdrawal will not be permitted which would reduce the Face Amount below the Minimum Face Amount shown in Section 1.

We further reserve the right to require that the entire balance of a Subaccount, the LT-GIA or the GIA be surrendered if the share of this policy in the value of that Subaccount, the LT-GIA or the GIA would, immediately after a withdrawal, be less than $500.

We will process the withdrawal, thereby reducing the Policy Value, as of the end of the business day on which we receive your written request.

When a withdrawal is made, the Policy Value will be reduced by the sum of the following:
   1. The withdrawal amount paid. This amount comes from a reduction in this policy's share in the value of each Subaccount, the LT-GIA and the GIA based on the allocation you request at the time of the withdrawal. If no allocation request is made, the assessment to each Subaccount, the LT-GIA and the GIA will be made in the same manner as provided for monthly deductions.

   2. The withdrawal fee as shown in Section 1. The assessment to each Subaccount, the LT-GIA and the GIA will be made in the same manner as provided for the withdrawal amount paid.

   3. a pro-rata Surrender Charge. This charge in any Policy Year will equal
      (a) multiplied by (b), where:
            (a) = the applicable Surrender Charge shown in the Schedule Pages, less any pro-rata Surrender Charges deducted during such Policy Year, and
            (b)  = (i) divided by (ii), where:
                         (i)  = the withdrawal amount, and
                         (ii) = the Policy Value minus the value specified in
                                (a) above.

      This amount is assessed against the Subaccounts, the LT-GIA, and the GIA in the same manner as provided for the withdrawal amount paid.

If Death Benefit Option A is in effect on the date of the withdrawal, such withdrawal will reduce the Face Amount dollar for dollar. If, however, the Death Benefit in effect on the date of the withdrawal is equal to the Minimum Death Benefit, withdrawals on such date will first reduce the Death Benefit by the amount withdrawn multiplied by the applicable Minimum Death Benefit Percentage until the Death Benefit is equal to the Face Amount. Such excess withdrawal amount will then reduce the Face Amount dollar for dollar. Your Death Benefit will continue to be determined in accordance with Section 6 based upon the revised Face Amount.

If Death Benefit Option B is in effect at the time of the withdrawal, the amount of the withdrawal will be deducted from the Policy Value. The Face Amount does not change.

Any benefits provided are not less than that required by law of the state where this policy was delivered. We may defer payment of surrender values as provided by law or as provided in Section 27.

-------------------------------------------------------------------------------
            SECTION 18: GUARANTEED MINIMUM WITHDRAWAL BENEFIT FEATURE
-------------------------------------------------------------------------------

If this policy has been issued with the option to elect the Guaranteed Minimum Withdrawal Benefit "GMWB" feature, as shown in Section 1, the provisions of this section apply.

GMWB FEATURE

The Guaranteed Minimum Withdrawal Benefit feature is defined as a guarantee of a minimum income benefit regardless of investment performance, subject to the GMWB Withdrawal Limit, the GMWB Waiting Period, and other conditions specified in this section. The guarantee is based upon a 3% Withdrawal Limit Percentage on the Policy Date, and the right to elect either a 4% or 5% Withdrawal Limit Percentage after the seventh Policy Anniversary, subject to certain other conditions described in this section.

RESTRICTIONS

   1. We reserve the right to restrict availability of Subaccounts, including adding, substituting, or deleting Subaccounts.
   2. We reserve the right to require that the non-loaned Policy Value be invested in accordance with our periodically published Asset Allocation program. Any applicable Asset Allocation requirements will be determined on the Policy Date and will not change while the policy is in effect.
   3.  Overloan Protection is not available.

GMWB WAITING PERIOD

The GMWB Waiting Period represents the period of time before you are eligible to receive benefits under the GMWB Feature. The GMWB Waiting Period begins on the Policy Date and ends on the later of the [10th] Policy Anniversary and the Policy Anniversary following the Insured's [55th] birthday.

After the GMWB Waiting Period, the Minimum Withdrawal Amount and Minimum Loan Amount, shown in Section 1, will be waived.

WITHDRAWAL LIMIT

We determine the Withdrawal Limit. The Withdrawal Limit is used in calculating the GMWB Benefit Payments, in the event such payments become due. The Withdrawal Limit also represents the maximum amount that may be loaned or withdrawn from the policy each Policy Year, after the GMWB Waiting Period and prior to the date that the GMWB Benefit Payments become due, without triggering a recalculation of the Withdrawal Limit. The Withdrawal Limit may never be less than zero.

On the date the policy is issued, the Withdrawal Limit Percentage is set equal to GMWB Limit Percentage A, as shown in Section 1. The initial Withdrawal Limit equals such Withdrawal Limit Percentage multiplied by the initial premium payment received. Thereafter, the Withdrawal Limit is recalculated whenever any of the following events described below occurs.

       PREMIUM PAYMENT

       When a premium payment is received, the new Withdrawal Limit will depend on whether it was received during or after the GMWB Waiting Period.

       If a premium payment is received during the GMWB Waiting Period, the new Withdrawal Limit equals the sum of (a) and (b), where:

            (a) = the current Withdrawal Limit, and
            (b) = the Withdrawal Limit Percentage then in effect, multiplied by such premium payment received.

         If a premium payment is received after the GMWB Waiting Period, then no recalculation will be made.

       LOAN OR WITHDRAWAL

       When a loan or withdrawal is made, the new Withdrawal Limit also will depend on whether it was made during or after the GMWB Waiting Period.

       If a loan or withdrawal is made during the GMWB Waiting Period, the new Withdrawal Limit equals the lesser of (a) and (b), where:

            (a) = the current Withdrawal Limit, and
            (b) = the Withdrawal Limit Percentage then in effect, multiplied by the non-loaned Policy Value after the loan or withdrawal.

       If a loan or withdrawal is made after the GMWB Waiting Period, we will first determine whether cumulative loans and withdrawals during the current Policy Year, including the current loan and withdrawal amounts, exceed the Withdrawal Limit then in effect. If it does not exceed the Withdrawal Limit then in effect, then no recalculation will be made. If it exceeds the Withdrawal Limit then in effect, then the new Withdrawal Limit equals the lesser of (a) and (b), where:

            (a) = the current Withdrawal Limit, and

            (b) = the Withdrawal Limit Percentage then in effect, multiplied by the non-loaned Policy Value after the loan or withdrawal.

       LOAN REPAYMENTS

       Loan repayments do not cause a recalculation of the Withdrawal Limit.

OPTIONAL WITHDRAWAL LIMIT STEP-UP

The GMWB Step-up Period, as shown in Section 1, represents the amount of time you must wait between electing Optional Withdrawal Limit Step-ups. On any Policy Anniversary following the end of a GMWB Step-up Period, but not earlier than the end of the GMWB Waiting Period, you may elect an Optional Withdrawal Limit Step-up, subject to terms available for new issues and only if we are currently offering the GMWB Feature as an option on new issues. An Optional Withdrawal Limit Step-up is only permitted if the non-loaned Policy Value, multiplied by the Withdrawal Limit Percentage then in effect, is greater than the Withdrawal Limit on the Policy Anniversary immediately prior to the Optional Withdrawal Limit Step-up.

Upon your election of an Optional Withdrawal Limit Step-up, the following will occur:

   1. We will determine a new GMWB Fee Percentage, which may be higher than the current GMWB Fee Percentage, but will not exceed a maximum of [1.50%].

   2. We will recalculate the Withdrawal Limit. The new Withdrawal Limit will equal the greater of (a) and (b), where:

            (a) = the current Withdrawal Limit, and

            (b) = the Withdrawal Limit Percentage then in effect, multiplied by the non-loaned Policy Value.

   3.  A new GMWB Step-up Period of the same length will begin.

We must be notified no later than 30 days after the Policy Anniversary that you are electing an Optional Withdrawal Limit Step-up.

CHANGE OF WITHDRAWAL LIMIT PERCENTAGE

Immediately following the seventh Policy Anniversary, the Withdrawal Limit Percentage will equal GMWB Limit Percentage B if the following elections are made:

   1. prior to the seventh Policy Anniversary, you elect to permanently set the Death Benefit to Death Benefit Option A, and

   2. prior to the seventh Policy Anniversary, you elect to set the Face Amount equal to the Face Amount that will result in a Guideline Level Premium of zero.

On the later of attainment of the GMWB Withdrawal Limit Percentage C Age by the Insured, as shown in Section 1, and the eighth Policy Anniversary, GMWB Limit Percentage C will be in effect if the following conditions are met:

   1. you have made the necessary elections such that GMWB Withdrawal Limit Percentage B is in effect on the date the Insured attains GMWB Percentage C Age, and

   2.  you have not taken any withdrawals or loans to date.

Under either set of circumstances described above, the new Withdrawal Limit will equal (a) multiplied by (b) divided by (c), where:

            (a) = the current Withdrawal Limit;
            (b) = the new Withdrawal Limit Percentage; and
            (c) = the previous Withdrawal Limit Percentage in effect.

OVERDRAWN PROTECTION

Overdrawn Protection maintains a minimum Policy Value and Death Benefit in order to protect the policy from terminating prior to the death of the Insured. On each business day, we will compare the non-loaned Policy Value to the Withdrawal Limit then in effect.

If the non-loaned Policy Value is less than the Overdrawn Percentage as shown in
Section 1, multiplied by the Withdrawal Limit, and all Required Annual Premiums have been paid, Overdrawn Protection will automatically become in effect, and all of the following adjustments will be made:

   1.  no additional adjustments will be made to the Withdrawal Limit;
   2.  any rider then in effect will terminate;
   3.  the Death Benefit Option will be permanently set to Death Benefit
       Option A;
   4.  the Face Amount then in effect will be reduced to 101% of the Policy
       Value;
   5.  the Death Benefit will equal the greater of (a) and (b), where:
            (a) = the new Face Amount, and

            (b) = the applicable Minimum Death Benefit Percentage shown in
                Section 2, multiplied by the greater of (i) and (ii), where:

                   (i)  = the Policy Value, and
                   (ii) = the Policy Debt;

   6. any remaining Policy Value will be transferred to the Long-Term Guaranteed Interest Account and no further transfers will be allowed;
   7.  no further premium payments will be accepted;
   8.  no further withdrawals will be allowed;
   9.  no further monthly deductions will be assessed; and
   10. no additional loans or loan repayments will be allowed.

Any loan balance will reduce the Death Benefit payable. Loan interest will continue to accrue on this policy, but at a rate equal to the Loan Interest Credited Rate shown in Section 1.

GMWB BENEFIT PAYMENTS

Once Overdrawn Protection is in effect, GMWB Benefit Payments will commence at the later of the next Monthly Calculation Date and the end of the GMWB Waiting Period. The GMWB Benefit Payments will equal 1/12 of the Withdrawal Limit in effect as of such date. GMWB Benefit Payments will be paid on a monthly basis.

The duration of GMWB Benefit Payments depends on whether or not the Withdrawal Limit Percentage was reset when specified conditions were met.

If the Withdrawal Limit Percentage was previously reset to GMWB Withdrawal Limit Percentage B, GMWB Benefit Payments continue until the death of the Insured.

If the Withdrawal Limit Percentage remains equal to GMWB Withdrawal Limit Percentage A, and if total premiums were already withdrawn or loaned prior to Overdrawn Protection, then no GMWB Benefit Payments will be made. Otherwise, GMWB Benefit Payments cease at the earlier of (a) and (b), where:

            (a) = death of the Insured life, and
            (b) = when total premiums paid have been returned through
                withdrawals, loans (excluding loan interest), or GMWB Benefit Payments.
GMWB Benefit Payments are subject to satisfactory proof of survival of the Insured.

GMWB FEE

On each Monthly Calculation Date prior to the date GMWB Benefit Payments commence, we will deduct a charge for the GMWB Feature from the non-loaned Policy Value. This charge is referred to as the GMWB Fee. The GMWB Fee is equal to (a) multiplied by (b), where:

            (a) = the GMWB Fee Percentage then in effect, as shown in the
                Section 1, divided by 12, and
            (b) = the greater of (i) and (ii), where
                   (i)  = cumulative premiums received less cumulative
                         withdrawals to date less any Policy Debt, and
                   (ii) = the total Policy Value at the time the fee is
                        assessed.

The fee is deducted from each Subaccount on a pro-rata basis.

TERMINATION OF GMWB FEATURE

Your election of the GMWB Feature is irrevocable. The GMWB Feature will terminate without value on the earliest of the following:

   1.  a change of Insured;
   2. death of the Insured at any time, regardless of whether GMWB Benefit Payments have commenced;
   3. the date of exchange or termination of the policy through lapse, surrender, or continuation under Extended Term Insurance;
   4. the date any portion of the non-loaned Policy Value is no longer invested in accordance with any applicable Asset Allocation program required at issue of the policy; and
   5. a change to Death Benefit Option B after the Withdrawal Limit Percentage resets to GMWB Withdrawal Limit Percentage B.

Upon termination, if the policy remains in force, the following will occur:
   1.  the Withdrawal Limit will be set equal to zero;
   2.  no further GMWB Fees will be assessed; and
   3.  Overdrawn Protection will not be available.

-------------------------------------------------------------------------------
                        SECTION 19: BASIS OF COMPUTATIONS
-------------------------------------------------------------------------------

All of the values under this policy are equal to or more than the minimums required on the Policy Date by the state in which this policy was delivered or issued for delivery. The method of computation of the values under this policy has been filed as may be required with the Insurance Department of the state in which this policy was delivered or issued for delivery.


-------------------------------------------------------------------------------
                    SECTION 20: OWNER(S) AND BENEFICIARY(IES)
-------------------------------------------------------------------------------

The Insured is the owner of this policy, unless otherwise provided in the application or if ownership is changed by later transfer of ownership. If, however, you are offered consideration to transfer ownership of your policy or any interest in your policy including a collateral or absolute assignment to a third party, no such transfer of ownership shall take effect unless we or one of our affiliated companies first have the right to purchase your policy. We require evidence satisfactory to us of any consideration offered by such third party.

While the Insured is living, the owner may exercise all rights provided by this policy or allowed by us. Consent of any Beneficiary not irrevocably named or any contingent owner is not required. If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be the Beneficiary.

Any death proceeds that become payable will be paid in equal shares to such beneficiaries living at the death of the Insured as stated in the application or as later changed. Payments will be made successively in the following order:

   (a)  primary Beneficiaries;
   (b) contingent Beneficiaries, if any, provided no primary Beneficiary is living at the death of the Insured;
   (c) you or your executor or administrator, provided no primary or contingent Beneficiary is living at the death of your Insured, or in the absence of a Beneficiary designation.

Unless otherwise stated, the relationship of a Beneficiary is the relationship to the Insured. You may change the Beneficiary by written notice filed with us at our Main Administrative Office. When we receive it, the change will take effect as of the date it was signed by you. However, the change will be subject to any payments made or actions taken by us before we received the notice at our Main Administrative Office.

-------------------------------------------------------------------------------
                             SECTION 21: ASSIGNMENT
-------------------------------------------------------------------------------

Except as otherwise provided in this policy, you may by written notice assign any interest in this policy without the consent of any person, other than an irrevocable Beneficiary. The assignment or a certified copy of it must be filed with us at our Main Administrative Office. When filed, it will bind us as of the date of the assignment, subject to any action taken by us before such filing. We shall not be responsible for the validity or sufficiency of any assignment. The interest of the assignee shall be prior to the interest of any Beneficiary not irrevocably named or any contingent owner. An assignee cannot change the Beneficiary, owner, or contingent owner.

-------------------------------------------------------------------------------
                            SECTION 22: MISSTATEMENTS
-------------------------------------------------------------------------------

If the age or sex of the Insured has been misstated, we will adjust the Face Amount and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under
Section 9.

-------------------------------------------------------------------------------
                          SECTION 23: SUICIDE EXCLUSION
-------------------------------------------------------------------------------

If the Insured, whether sane or insane, dies by suicide within two years from the Issue Date, (or within two years from any reinstatement of the policy) and while the policy is in force, our liability shall be limited to an amount equal to the premiums paid on this policy less any Policy Debt owed us and less any withdrawals.

-------------------------------------------------------------------------------
                          SECTION 24: INCONTESTABILITY
-------------------------------------------------------------------------------

This policy shall be incontestable after it has been in force during the Insured's lifetime for two years from the Issue Date, except for fraud, or any provision for reinstatement or policy change requiring evidence of insurability. In the case of reinstatement or any policy change requiring evidence of insurability, the incontestable period shall be two years from the effective date of such reinstatement or policy change.

Any premium payment which we accept subject to insurability, and any increase in the Death Benefit resulting from such payment, shall be considered a policy change for purposes of this Section. While insurance is contestable, we may either rescind the insurance or deny a claim on the basis of:

   1. a misstatement in the application or supplemental application for this policy or any face amount increase; or

   2. a misstatement in the reinstatement application if there has been a reinstatement of this policy.

If we contest the validity of all or a portion of the face amount provided under this policy, the amount we pay with respect to the contested amount will be limited to the higher of a return of any paid premium required by us for the contested face amount or the sum of any Monthly Deductions made under this policy for the contested face amount.

-------------------------------------------------------------------------------
                         SECTION 25: THE ENTIRE CONTRACT
-------------------------------------------------------------------------------

The written application for the policy is attached at issue. This policy, including the Schedule Pages (and any supplements or changes thereto), any riders, amendments, or endorsements to it, and the application for it (and any supplemental applications) constitute the entire contract between you and us. However, additional written requests or applications for policy changes or acceptance of excess payment may be submitted to us after issue and such additional requests may become part of the policy.

We rely on all statements made by or for the Insured in the written application. Each statement made in an application will, in the absence of fraud, be deemed a representation and not a warranty. No statement will be used to void this policy or in defense of a claim under this policy unless:
   1. it is contained in the application or in a supplemental application; and
   2. a copy of that application is attached to this policy when issued or made a part of this policy when changes become effective.

Any change in the provisions of the policy, including modifying the policy, waiving any of its conditions, or making an agreement for the Company, to be in effect, must be in writing and signed by one of our executive officers and countersigned by our registrar or one of our executive officers. We have the right to correct any clerical errors in this policy, or in our administration of the policy.

-------------------------------------------------------------------------------
                          SECTION 26: ANNUAL STATEMENT
-------------------------------------------------------------------------------

Within 30 days after each Policy Anniversary, we will send you, without charge, a report for each Policy Year which includes:

   1. the current Policy Value, Death Benefit, Face Amount and Surrender Value;
   2. any withdrawals, premiums paid, interest credited and charges made during the year;
   3. any Policy Debt and new loans and loan repayments made during the year;
      and
   4. any other information required by the insurance supervisory official of the state in which this policy was delivered.

You have the right to request an illustrative report at any other time. We may charge a reasonable fee, not to exceed $50, for the report.

We will provide you, on written request, a projection of illustrative future benefits and values under your policy. We will provide one report annually without charge. For additional reports you request, we have the right to charge a reasonable service fee, not to exceed $50. We may limit the number of such projections in any Policy Year.

-------------------------------------------------------------------------------
                         SECTION 27: CLAIMS OF CREDITORS
-------------------------------------------------------------------------------

The proceeds and any income payments under this policy shall not be subject to the claims of creditors and shall be exempt from legal process, levy or attachment to the extent allowed by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

-------------------------------------------------------------------------------
                 SECTION 28: RIGHT TO DEFER PAYMENT OF BENEFITS
-------------------------------------------------------------------------------

We reserve the right to defer payment of Net Surrender Values, withdrawals, policy loans, transfers and the payment of any Death Benefit in excess of the Face Amount for any period during which:

   (a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;
   (b)  an emergency exists as defined by the Securities and Exchange Commission
        (SEC), or the SEC requires that trading be restricted; or
   (c)  the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments, including loans, for up to 6 months from the date of request if such payments are based on values that do not depend on the investment performance of the Subaccounts.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Allocations and Transfers section.

[logo]PHOENIX









                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                           FIXED AND FLEXIBLE PREMIUMS
                    DEATH BENEFIT PAYABLE AT DEATH OF INSURED
                  NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS
     BENEFITS, PREMIUMS, AND THE RISK CLASSIFICATION ARE SHOWN IN SECTION 1




FORM OF POLICY 06PEXVUL